EXHIBIT 4.2

SIXTH AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CAPITAL AUTOMOTIVE L.P.

     This Sixth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Capital Automotive L.P. (“Sixth Amendment”) is entered into this 4th day of November, 2004, effective as of the 12th day of May, 2004, by Capital Automotive REIT, a Maryland real estate investment trust (the “General Partner”), in its capacity as general partner of Capital Automotive L.P. (the “Partnership”).

     WHEREAS, the Second Amended and Restated Agreement of Limited Partnership of the Partnership was executed on February 2, 1999, a First Amendment thereto was executed on July 19, 2001, a Second Amendment thereto was executed on December 11, 2003, a Third Amendment thereto was executed on April 27, 2004, a Fourth Amendment thereto was executed on May 4, 2004 and a Fifth Amendment thereto was executed on November 4, 2004, effective as of April 15, 2004 (as amended, the “Agreement”);

     WHEREAS, on May 12, 2004, the General Partner issued and sold $110,000,000 aggregate principal amount of 6% Convertible Notes Due May 15, 2024 (collectively, the “Convertible Notes” and each a “Convertible Note”) at a gross offering price of $1,000 per Convertible Note;

     WHEREAS, pursuant to Sections 4.02 and 4.03 of the Agreement, the General Partner is obligated to contribute or loan the proceeds that it received from the issuance and sale of the Convertible Notes to the Partnership;

     WHEREAS, the General Partner has determined, based in part upon the advice of tax counsel to the General Partner, that it is advisable and consistent with its ability to remain qualified as a REIT to contribute the proceeds of the issuance and sale of the Convertible Notes to the Partnership in the form of preferred equity rather than by making a loan to the Partnership;

     WHEREAS, pursuant to Section 4.02(a) of the Agreement, the General Partner has contributed the proceeds of the issuance and sale of the Convertible Notes to the Partnership in exchange for preferred equity ownership interests in the Partnership that correspond to the material terms of the Convertible Notes (“Convertible Preferred Partnership Units”); and

     WHEREAS, the General Partner desires to amend the Agreement in order to reflect the aforementioned issuance of the Convertible Preferred Partnership Units.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the undersigned party, intending legally to be bound, hereby agrees as follows:

     1. The Agreement is hereby amended by the addition of a new exhibit, entitled EXHIBIT G, in the form attached hereto, which sets forth the designations, allocations and preferences of the Convertible Preferred Partnership Units and the amount and timing of distributions due to the Convertible Preferred Partnership Units and the other special rights, powers and duties (including conversion rights) of the holders of the Convertible Preferred Partnership Units. EXHIBIT G shall be attached to and made a part of the Agreement.

     2. Pursuant to Section 4.02(a) of the Agreement, effective as of May 12, 2004, the issuance date of the Convertible Notes by the General Partner, the Partnership hereby issues 110,000 Convertible Preferred Partnership Units to the General Partner having the terms, conditions and rights provided in EXHIBIT G. The Convertible Preferred Partnership Units have been created and are being issued in conjunction with the General Partner’s issuance of the Convertible Notes, and, as such, the Convertible Preferred Partnership Units are intended to have terms and conditions and other rights that, while constituting equity interests in the Partnership, correspond to those of the Convertible Notes. The terms of this Amendment, including without limitation the attached EXHIBIT G, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Convertible Preferred Partnership Units, the General Partner has contributed to the Partnership the funds raised through its issuance and sale of the Convertible Notes. In accordance with Section 4.02(b) of the Agreement, the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of the issuance and sale of the Convertible Notes (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership).

     3. In order to reflect the issuance of the Convertible Preferred Partnership Units, SCHEDULE A to the Agreement is hereby amended by adding to the end of such SCHEDULE A the following table:

	Convertible
	Preferred	Capital	Issuance
Name	Partnership Units	Contribution	Date
Capital Automotive REIT	110,000	$110,000,000	5/12/2004

     4. The foregoing recitals are incorporated in and are part of this Sixth Amendment.

     5. Except as specifically defined herein, each capitalized term used in this Amendment and not otherwise defined herein shall have the meaning attributed to such term in the Agreement. This Sixth Amendment has been authorized by the General Partner pursuant to Article 11 of the Agreement and does not require execution by the Limited Partners. No other changes to the Agreement are authorized pursuant to this Sixth Amendment.

     IN WITNESS WHEREOF, the General Partner has executed this Sixth Amendment as of the day and year first above written.

GENERAL PARTNER

CAPITAL AUTOMOTIVE REIT, a Maryland real estate investment trust

By:	/s/	Thomas D. Eckert

Thomas D. Eckert
President and
Chief Executive Officer

EXHIBIT G

DESIGNATION OF THE
CONVERTIBLE PREFERRED PARTNERSHIP UNITS
OF CAPITAL AUTOMOTIVE L.P.

     1. Number of Units and Designation.

     A class of ownership interests in the Partnership entitled “Convertible Preferred Partnership Units” is hereby designated and the number of Convertible Preferred Partnership Units constituting such class shall be 100,000.

     2. Definitions.

     For purposes of the Convertible Preferred Partnership Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     “Adjusted Capital Account” means the Capital Account of a Partner, increased by such Partner’s share of any Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain.

     “Aggregate Liquidation Preference” means the sum of the Convertible Unit Liquidation Preference, the Monthly Income Liquidation Preference, the Series B Liquidation Preference and the Liquidation Preference on the Series A Preferred Partnership Units.

     “Convertible Liquidation Preference” has the meaning set forth in Section 4 of this EXHIBIT G.

     “Convertible Notes” means the $110,000,000 aggregate principal amount of 6% Convertible Notes due May 15, 2024 issued by the General Partner.

     “Convertible Notes Indenture” means the Second Supplemental Trust Indenture dated as of May 12, 2004 between the General Partner and Wells Fargo Bank, National Association.

     “Convertible Preferred Partnership Units” means the preferred equity ownership interests in the Partnership having the designations, preferences and rights set forth in this EXHIBIT G and issued to the General Partner by the Partnership in connection with the issuance by the General Partner of the Convertible Notes.

     “Convertible Notes” means the $110,000,000 aggregate principal amount of 6% Convertible Notes due May 15, 2024 issued by the General Partner.

     “Convertible Unit Liquidation Preference” has the meaning set forth in Section 4 of this EXHIBIT G.

     “Interest Payment Date” means any date on which interest is payable on all outstanding Convertible Notes.

     3. Distributions.

     Notwithstanding anything to the contrary contained in Section 5.02 of the Agreement, on each Interest Payment Date, the General Partner shall cause the Partnership to make a cash distribution to the General Partner with respect to the Convertible Preferred Partnership Units in an amount equal to the amount that is required to be paid by the General Partner on that date to the holders of Convertible Notes. The Convertible Preferred Partnership Units shall not be entitled to any distributions, whether payable in cash, property or stock, except as provided herein.

     4. Liquidation Preference.

     In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made under Section 5.06(a) to any classes of ownership interest in the Partnership that are junior in priority as to payments or distributions upon liquidation, dissolution or winding up of the Partnership (for purposes of this Section 4, individually or collectively, “liquidation rights”) to the Convertible Preferred Partnership Units, the General Partner shall be entitled to a preference payment, for each Monthly Income Preferred Partnership Unit, equal to the sum of (i) $1,000, plus (ii) an amount equal to any accrued and unpaid interest on one Convertible Note to the date of payment (the “Convertible Unit Liquidation Preference”). Until the Convertible Unit Liquidation Preference with respect to all Convertible Preferred Partnership Units outstanding at the time of the liquidation, dissolution or winding up of the Partnership (the “Convertible Liquidation Preference”) has been paid in full, no payment shall be made under Section 5.06(a) with respect to any classes of ownership interest in the Partnership that are junior in priority to the Convertible Preferred Partnership Units as to liquidation rights. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or the proceeds thereof, shall be insufficient to pay in full both the Convertible Liquidation Preference and the corresponding amounts payable on any other ownership interests in the Partnership that are on a parity with the Convertible Preferred Partnership Units as to liquidation rights, then such assets of the Partnership, or the proceeds thereof, shall be distributed among the General Partner, as the holder of the Convertible Preferred Partnership Units, and the holders of any such ownership interests in the Partnership that are on a parity with the Convertible Preferred Partnership Units as to liquidation rights, ratably in proportion to the full, respective, preferential distributions to which they would otherwise be entitled as a result of their respective liquidation rights. After payment in full of the Convertible Liquidation Preference, the General Partner, as the holder of Convertible Preferred Partnership Units, shall have no right or claim by reason of such Convertible Preferred Partnership Units to any of the remaining assets of the Partnership.

     After the Aggregate Liquidation Preference has been paid to the General Partner, liquidating distributions shall be made to the Partners as provided in Section 5.06(a). Prior to making payments to the Partners under Section 5.06(a), the Capital Account of the General Partner shall be reduced to reflect the payment of the Aggregate Liquidation Preference.

     5. Redemption and Purchase.

     Convertible Preferred Partnership Units shall be redeemable by the Partnership, and the Partnership shall purchase Convertible Preferred Partnership Units, as follows:

          (a) At any time that the General Partner exercises its right to redeem, or is required to purchase, all or any of the Convertible Notes, the General Partner shall cause the Partnership to concurrently redeem (in the case of a redemption of Convertible Notes) or purchase (in the case of a purchase of Convertible Notes) a number of Convertible Preferred Partnership Units equal to the aggregate principal amount of Convertible Notes redeemed or purchased, as the case may be, divided by $1,000, (i) in the case of a redemption, at a redemption price payable in cash and equal to the Convertible Unit Liquidation Preference, multiplied by the number of Monthly Income Preferred Partnership Units being redeemed pursuant to this Section 5(a), or (ii) in the case of a purchase for cash, at a purchase price payable in cash and equal to the Convertible Unit Liquidation Preference, multiplied by the number of Monthly Income Preferred Partnership Units being purchased pursuant to this Section 5(a). No interest shall accrue for the benefit of the Convertible Preferred Partnership Units to be redeemed or purchased on any cash set aside by the Partnership.

          (b) Notwithstanding paragraph (a) of this Section 5, if, pursuant to Section 3.3(c) and (e) of the Convertible Notes Indenture in connection with a purchase of Convertible Notes, the General Partner elects to pay the purchase price to the holders of the Convertible Notes through the issuance of REIT Shares, then the purchase price for the Convertible Preferred Partnership Units being purchased pursuant to this Section 5(b) shall be paid to the General Partner through the issuance to the General Partner of Partnership Units in an amount equal to the aggregate number of REIT Shares issued to the holders of the Convertible Notes, multiplied by the Conversion Factor.

          (c) If the Partnership shall redeem or purchase Convertible Preferred Partnership Units pursuant to paragraph (a) or (b) of this Section 5, from and after the redemption or purchase date (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption or the amount of cash or number of Partnership Units necessary to effect such purchase), then (i) except for payment of the redemption or purchase price, the Partnership shall not make any further distributions on the Convertible Preferred Partnership Units so called for redemption or purchase, (ii) said Convertible Preferred Partnership Units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as the holder of said Convertible Preferred Partnership Units shall cease except the right to receive the cash payable upon such redemption or the cash or Partnership Units payable upon such purchase, in each case without interest thereon.

          (d) If fewer than all the outstanding Convertible Preferred Partnership Units are to be redeemed or purchased, the Convertible Preferred Partnership Units to be redeemed or purchased shall be determined pro rata, by lot or in such other manner from outstanding Convertible Preferred Partnership Units not previously called for redemption or purchase by any method determined by the General Partner in its discretion.

          (e) Upon any such redemption or purchase, the General Partner shall amend SCHEDULE A to the Agreement as appropriate to reflect such redemption.

     6. Conversion

          (a) Subject to Section 6(b) below, at any time that a holder or holders of Convertible Notes exercise the right to convert all or any of the Convertible Notes of such holder or holders into REIT Shares, the General Partner shall cause the Partnership to convert a number of Convertible Preferred Partnership Units equal to the aggregate principal amount of Convertible Notes converted, divided by $1,000, into Partnership Units. The number of Partnership Units deliverable upon conversion of the Convertible Preferred Partnership Units being converted pursuant to this Section 6(a) shall equal the aggregate number of REIT Shares issuable to the holder or holders of such Convertible Notes being converted pursuant to the Convertible Notes Indenture, multiplied by the Conversion Factor.

          (b) Notwithstanding the foregoing, at any time that a holder or holders of Convertible Notes exercise the right to convert all or any of the Convertible Notes of such holder or holders into REIT Shares, and the General Partner has the right and elects to deliver cash or REIT Shares to such holder or holders in accordance with Section 4.1(b)(i) of the Convertible Notes Indenture as a Principal Value Conversion (as defined in Section 4.1(b)(i) of the Convertible Notes Indenture), the General Partner shall cause the Partnership to concurrently redeem for cash, or convert into Partnership Units, a number of Convertible Preferred Partnership Units equal to the aggregate principal amount of Convertible Notes redeemed or converted, divided by $1,000, as provided below:

          (i) if the General Partner delivers cash to the holder or holders of such Convertible Notes in accordance with Section 4.1(b)(i) of the Convertible Notes Indenture, the amount of cash deliverable to the General Partner in connection with the redemption of Convertible Preferred Partnership Units shall equal the aggregate cash payable to the holder or holders of the Convertible Notes, multiplied by the Conversion Factor; and

          (ii) if the General Partner delivers REIT Shares to the holder or holders of such Convertible Notes in accordance with Section 4.1(b)(i) of the Convertible Notes Indenture, the General Partner shall cause the Partnership to concurrently deliver to the General Partner, on account of the Convertible Preferred Partnership Units being converted pursuant to this Section 6(b)(ii), Partnership Units in an amount equal to the aggregate number of REIT Shares issuable to the holder or holders of the Convertible Notes, multiplied by the Conversion Factor.

     7. Status of Reacquired Units.

     All Convertible Preferred Partnership Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     8. Ranking.

     The Convertible Preferred Partnership Units, prior to conversion (if any) into Partnership Units), shall rank(i) on a parity with the Monthly Income Preferred Partnership Units as to the

payment of distributions, whether made in connection with the liquidation, dissolution or winding up of the Partnership or at any other time, and (ii) senior to all other classes or series of ownership interest in the Partnership, unless the terms of a class or series of ownership interest in the Partnership specifically provide that such securities rank on a parity with the Convertible Preferred Partnership Units as to the payment of distributions made in connection with the liquidation, dissolution or winding up of the Partnership or as to the payment of distributions made at any other time, in which event the Convertible Preferred Partnership Units shall be deemed to rank on a parity with such securities as to the payment of distributions made in connection with the liquidation, dissolution or winding up of the Partnership or as to the payment of distributions made at any other time, as the case may be. All Convertible Preferred Partnership Units shall rank equally with one another and shall be identical in all respects.

     9. Special Allocations.

     Notwithstanding Section 5.01(a) of the Agreement (but subject to Sections 5.01(b), (c) and (d) of the Agreement), Profit and Loss of the Partnership shall be allocated as follows:

     (a) Profit shall be allocated as follows:

          (1) first, to the General Partner in the amount necessary to cause its Adjusted Capital Account balance to be equal to the Aggregate Liquidation Preference;

          (2) second, to the Partners in the amounts necessary, and in the ratio of such amounts, to cause the Adjusted Capital Account balance of the General Partner in excess of the Aggregate Liquidation Preference and the Adjusted Capital Account balance of each other Partner to be in the same ratio as their respective Percentage Interests; and

          (3) thereafter, to the Partners in proportion to their respective Percentage Interests.

     (b) Loss shall be allocated as follows:

          (1) first, to the Partners, if any, having positive Adjusted Capital Account balances, in the amounts necessary, and in the ratio of such amounts, so as to cause the positive Adjusted Capital Account balance of the General Partner to equal the Aggregate Liquidation Preference and the positive Adjusted Capital Account balance of each other Partner to equal zero (or, if there is insufficient Loss to accomplish this result, Loss shall be allocated in a manner so as to cause the positive Adjusted Capital Account balance of the General Partner in excess of the Aggregate Liquidation Preference and the positive Adjusted Capital Account of each other Partner to be in the same ratio as their respective Percentage Interests;

          (2) second, to the General Partner until its positive Adjusted Capital Account balance equals zero; and

          (3) thereafter, to the Partners in proportion to their respective Percentage Interests.

     To the extent of any conflict between the provisions of this Section 9, on the one hand, and the provisions of Sections 8 of EXHIBITS D, E and F, on the other hand, the provisions of this Section 9 shall control.

     10. Restrictions on Ownership.

     The Convertible Preferred Partnership Units shall be owned and held solely by the General Partner.

     11. General.

          (a) The General Partner shall have no voting rights with respect to the Convertible Preferred Partnership Units other than the right to vote on an amendment to the Agreement if it would alter the distribution, redemption, liquidation, priority or conversion rights of the Convertible Preferred Partnership Units, or any other rights or preferences of the Convertible Preferred Partnership Units, as set forth in this EXHIBIT G.

          (b) The Convertible Preferred Partnership Units shall not be entitled to the benefits of any retirement or sinking fund.

          (c) The Convertible Preferred Partnership Units shall not have any preferences or relative, participating, optional or other special rights, or voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption other than as expressly set forth in this EXHIBIT G.

          (d) No holder of Convertible Preferred Partnership Units shall have any preemptive or preferential right to subscribe for, or to purchase, any additional ownership interests in the Partnership of any class or series, or any other security of the Partnership which the Partnership may issue or sell.

          (e) The ownership of Convertible Preferred Partnership Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend SCHEDULE A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, Convertible Preferred Partnership Units.

          (f) The rights of the General Partner, in its capacity as holder of the Convertible Preferred Partnership Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Convertible Preferred Partnership Units.

          (g) If any preferences or other rights, restrictions, distributions, qualifications, allocations or terms or conditions of redemption of the Convertible Preferred Partnership Units set forth in this EXHIBIT G are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, restrictions, distributions, qualifications, allocations or terms or conditions of redemption of Convertible Preferred

Partnership Units set forth in this EXHIBIT G which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, restrictions, distributions, qualifications, allocations or terms or conditions of redemption of the Convertible Preferred Partnership Units herein set forth shall be deemed dependent on any other provision thereof unless so expressed therein.

          (h) The headings of the various subdivisions of this EXHIBIT G are for convenience only and shall not affect the interpretation of any of the provisions hereof.